KATY NEWS
FOR IMMEDIATE RELEASE
KATY INDUSTRIES, INC.
REPORTS 2005 FOURTH QUARTER RESULTS

MIDDLEBURY, CT - March 14, 2006 - Katy Industries, Inc. (NYSE: KT) today reported a net loss in the fourth quarter of 2005 of ($3.3) million [($0.42) per share diluted], versus a net loss of ($0.9) million [($0.11) per share diluted], in the fourth quarter of 2004, as adjusted to exclude restructuring and other non-recurring or unusual items, which are discussed below. Including these items and payment-in-kind dividends on convertible preferred stock, Katy reported a net loss attributable to common stockholders of ($3.8) million [($0.48) per share diluted], in the fourth quarter of 2005, versus a net loss attributable to common stockholders of ($37.9) million [($4.80) per share diluted], in the same period of 2004. Operating income, as adjusted to exclude restructuring and other non-recurring or unusual items, was $0.3 million [0.3% of net sales] in the fourth quarter of 2005, compared to an operating loss, as adjusted, of ($0.4) million [(0.4%) of net sales] in the same period in 2004. Net income (loss), as adjusted, and operating loss, as adjusted, are non-GAAP financial measures and are further discussed below.

Katy also reported a net loss for the year ended December 31, 2005 of ($12.8) million [($1.61) per share diluted], versus net loss of ($0.1) million [($0.01) per share diluted], for the year ended December 31, 2004, as adjusted to exclude restructuring and other non-recurring or unusual items, which are discussed below. Including these items and payment-in-kind dividends on convertible preferred stock, Katy reported a net loss attributable to common stockholders of ($13.2) million [($1.66) per share diluted], for the year ended December 31, 2005, versus a net loss attributable to common stockholders of ($50.9) million [($6.45) per share diluted], in the same period of 2004. The operating loss, as adjusted to exclude restructuring and other non-recurring or unusual items, was ($1.5) million [(0.3%) of net sales] for the year ended December 31, 2005, compared to operating income, as adjusted, of $3.5 million [0.8% of net sales] for the same period in 2004. Net income (loss), as adjusted, and operating income (loss), as adjusted, are non-GAAP financial measures and are further discussed below.

During the fourth quarter of 2005, Katy reported restructuring and other non-recurring or unusual items of ($1.7) million pre-tax [($0.22) per share diluted] primarily related to the impairment of long-lived assets of ($2.1) million and severance, restructuring and other charges of ($0.2) million. These charges were offset by Katy recording income of $0.6 million from its equity investment in Sahlman Holding Company, Inc. During the fourth quarter of 2004, Katy reported restructuring and other non-recurring or unusual items of ($33.3) million pre-tax [($4.21) per share diluted], related to impairments of long-lived assets of ($30.8) million, severance, restructuring and related charges of ($1.5) million, the net write-off of amounts related to divested business of ($0.9) million and costs associated with a proposed financing which Katy chose not to pursue of ($0.1) million. Also, during the fourth quarter of 2004, Katy recorded the impact of payment-in-kind dividends earned on its convertible preferred stock of ($4.0) million [($0.51) per share diluted]. Payment-in-kind dividends on convertible preferred stock ended in December 2004. Details regarding these items are provided in the “Reconciliations of GAAP Results to Results Excluding Certain Unusual Items” accompanying this press release.

For the year ended December 31, 2005, Katy reported restructuring and other non-recurring or unusual items of ($4.6) million pre-tax [($0.57) per share diluted], including the impairment of long-lived assets of ($2.1) million, non-cash stock option expense related to the acceleration of vesting of options of ($2.0) million, severance, restructuring and related charges of ($1.1) million offset by income recorded from its equity investment in Sahlman Holding Company, Inc. of $0.6 million. During the year ended December 31, 2004, Katy reported restructuring and other non-recurring or unusual items of ($35.1) million pre-tax [($4.45) per share diluted], including the impairment of long-lived assets of ($30.8) million, severance, restructuring and related charges of ($3.5) million, the net write-off of amounts related to divested businesses of ($0.8) million, costs associated with a proposed financing which Katy chose not to pursue of ($0.5) million, and a gain on the sale of real estate of $0.5 million. Also, during the year ended December 31, 2004, Katy recorded the impact of payment-in-kind dividends earned on its convertible preferred stock of ($14.7) million [($1.87) per share diluted]. Details regarding these items are provided in the “Reconciliations of GAAP Results to Results Excluding Certain Unusual Items” accompanying this press release.

Highlights for the fourth quarter of 2005, as compared to the same period in the prior year, included:

•
Net sales in the fourth quarter of 2005 were $120.9 million, down $0.9 million compared to the same period in 2004 primarily due to stronger sales in the Electrical Products Group offset by weaker sales in the Maintenance Products Group. The overall slight decrease in net sales resulted from higher pricing of 4% offset by a corresponding lower volume of 4%.

•
Gross margins were 12.1% in the fourth quarter of 2005, versus 10.9% in the fourth quarter of 2004. The improvement in gross margin reflects a higher mix of Electrical Products net sales which currently carry a higher level of gross margin.

•
Selling, general and administrative expenses were $0.9 million higher in the fourth quarter of 2005 versus the fourth quarter of 2004. These costs represented 11.8% of sales in the fourth quarter of 2005, an increase from 11.0% of sales for the same period of 2004. The increase resulted primarily from a higher level of insurance costs for health and general insurance in 2005.

•
Impairments of long-lived assets in the fourth quarter of 2005 relate to the write-down of goodwill and other intangible assets supporting the Abrasives business. In 2005, the profitability of the Abrasives business unit in the Maintenance Products Group declined sharply due the inefficiencies incurred as a result of the integration into one facility and the resulting loss of some customers.

•
Debt at December 31, 2005 was $57.7 million [51% of total capitalization], versus $58.7 million [46% of total capitalization] at December 31, 2004. Cash on hand at December 31, 2005 was $8.4 million, versus $8.5 million on hand at December 31, 2004.

•
Katy provided free cash flow of $1.2 million during the year ended December 31, 2005 versus $21.8 million of free cash flow used during the year ended December 31, 2004. The improvement in free cash flow was primarily attributable to a reduction of working capital in 2005 versus an inventory build in 2004, and lower capital expenditures. Free cash flow, a non-GAAP financial measure, is discussed further below.

“The sales results in the fourth quarter reflect the strong performance of our Electrical Products Group,” said Anthony T. Castor III, Katy’s President and Chief Executive Officer.  “However, we continue to be challenged with escalating material costs throughout all of our operations and are taking steps to offset these increases by managing costs aggressively,” added Mr. Castor.

In 2005, Katy substantially completed the restructuring program that began in 2002. The remaining severance, restructuring and related costs for these initiatives (mostly related to the consolidation of its abrasives facilities) are expected to be less than $0.5 million.

Katy expects its debt levels to increase in the first half of 2006 with a reduction to current levels by the end of 2006. Elements of working capital continue to be closely managed. Capital expenditures are expected to continue at approximately the same pace in 2006 as 2005. Katy was in compliance with the amended covenants in the Bank of America Credit Agreement at December 31, 2005. However, Katy determined that due to projections of a lower level of profitability, it would not meet its Fixed Charge Coverage Ratio (as defined in the Bank of America Credit Agreement). On March 9, 2006, in anticipation of not achieving the minimum Fixed Charge Coverage Ratio, Katy obtained an amendment to the Bank of America Credit Agreement (the Sixth Amendment).

The Sixth Amendment eliminates the Fixed Charge Coverage Ratio for 2006 and the first quarter of 2007 and adjusts the Minimum Availability such that Katy’s eligible collateral must exceed the sum of its outstanding borrowings and letters of credit under the Revolver Credit Facility by at least $5 million from the effective date of the Sixth Amendment through September 29, 2006 and by at least $7.5 million from September 30, 2006 until Katy delivers its financial statements for the first quarter of 2007. Subsequent to the delivery of the financial statements for the first quarter of 2007, the Sixth Amendment reestablishes the minimum Fixed Charge Coverage Ratio as originally set forth in the Bank of America Credit Agreement. The Sixth Amendment also reduces the maximum allowable capital expenditures for 2006 from $15 million to $12 million, and increases the interest rate margins on all of Katy’s outstanding borrowings and letters of credit to the largest margins set forth in the Bank of America Credit Agreement. Interest rate margins will return to levels set forth in the Bank of America Credit Agreement subsequent to the delivery of Katy’s financial statements for the first quarter of 2007 to lenders. Under the amendments made in 2005, Katy’s allowable capital expenditures for the year were $10 million. In addition, Katy was required to pay the largest interest rate margins on all of our outstanding borrowings and letters of credit.

If Katy is unable to comply with the terms of the amended covenants, it could seek to obtain further amendments and pursue increased liquidity through additional debt financing and/or the sale of assets. Katy believes that given its strong working capital base, additional liquidity could be obtained through additional debt financing, if necessary. However, there is no guarantee that such financing could be obtained. In addition, Katy is continually evaluating alternatives relating to the sale of excess assets and divestitures of certain of its business units. Asset sales and business divestitures present opportunities to provide additional liquidity by de-leveraging our financial position.

Non-GAAP Financial Measures

To provide transparency about measures of Katy’s financial performance which management considers most relevant, we supplement the reporting of Katy’s consolidated financial information under GAAP with certain non-GAAP financial measures, including Net Income (Loss), as adjusted, Net Income (Loss), as adjusted per share, Operating Income (Loss) and Operating Income (Loss) as adjusted, as a percentage of sales; and Free Cash Flow. Details regarding these measures and reconciliations of these non-GAAP measures to comparable GAAP measures are provided in the “Reconciliations of GAAP Results to Results Excluding Certain Unusual Items” and “Statements of Cash Flows” accompanying this press release. These non-GAAP financial measures should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financials measures to analyze our performance would have material limitations because their calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both the GAAP and non-GAAP measure reflected below to understand and analyze the results of its business. Katy believes the presentation of these measures is nonetheless useful to investors for the following reasons:

Net Income (Loss), as adjusted, Net Income (Loss), as adjusted per share, Operating Income (Loss) and Operating Income (Loss) as adjusted, as a percentage of sales: All of these non-GAAP operating measurements adjust the corresponding GAAP measurement to exclude restructuring and other non-recurring and unusual items, as appropriate. Following the recapitalization of the company in 2001, a comprehensive restructuring program became essential to the future viability of Katy. All other non-recurring and unusual items are typically indicative of non-cash impacts to Katy’s results of operations. These non-GAAP measures are used by management as Katy believes that these measures are more indicative of the company’s underlying business performance and that eliminating restructuring and other non-recurring and unusual charges provides more meaningful year-to-year comparison of the company’s operations. Katy believed that the restructuring charges would be non-recurring as the restructuring was expected to be substantially completed in mid-2004 but was delayed due to issues with the consolidation of the company’s abrasives facilities. After the substantial completion of this consolidation in 2005, Katy expects that remaining restructuring charges and all other non-recurring and unusual items will not be material.

Free Cash Flow: Free cash flow is defined by Katy as cash flow from operations less capital expenditures and cash dividends paid. Katy believes that free cash flow is useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain various forward-looking statements. The forward-looking statements are based on the beliefs of Katy's management, as well as assumptions made by, and information currently available to, the company's management. Additionally, the forward-looking statements are based on Katy's current expectations and projections about future events and trends affecting the financial condition of its business. The forward-looking statements are subject to risks and uncertainties, detailed from time to time in Katy's filings with the SEC, that may lead to results that differ materially from those expressed in any forward-looking statement made by the company or on its behalf. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Katy Industries, Inc. is a diversified corporation with interests primarily in Maintenance Products and Electrical Products.

Company contact:
Katy Industries, Inc.
Amir Rosenthal
(203) 598-0397

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Net sales	$120,917	$121,799	$455,197	$457,642
Cost of goods sold	106,232	108,513	402,276	396,608
Gross profit	14,685	13,286	52,921	61,034
Selling, general and administrative expenses	14,314	13,449	56,716	57,283
Impairments of long-lived assets	2,112	30,831	2,112	30,831
Severance, restructuring and related charges	198	1,549	1,090	3,505
Loss (gain) on sale of assets	37	268	(316)	(278)
Operating loss	(1,976)	(32,811)	(6,681)	(30,307)
Equity in income of equity method investment	600	-	600	-
Interest expense	(1,570)	(1,154)	(5,713)	(3,968)
Other, net	(143)	(702)	66	(963)
Loss before (provision) benefit for income taxes	(3,089)	(34,667)	(11,728)	(35,238)
(Provision) benefit for income taxes	(707)	734	(1,429)	(883)
Net loss	(3,796)	(33,933)	(13,157)	(36,121)
Payment-in-kind (PIK) dividends on convertible preferred stock	-	(4,003)	-	(14,749)
Net loss attributable to common stockholders	$(3,796)	$(37,936)	$(13,157)	$(50,870)

Loss per share of common stock - basic and diluted:

Net loss	$(0.48)	$(4.29)	$(1.66)	$(4.58)
Payment-in-kind (PIK) dividends on convertible preferred stock	-	(0.51)	-	(1.87)
Net loss attributable to common stockholders	$(0.48)	$(4.80)	$(1.66)	$(6.45)

Weighted average common shares outstanding - basic and diluted	7,950	7,909	7,949	7,883

Other Information:

			December 31, 2005	December 31, 2004

Working capital			$4,396	$17,811
Working capital, exclusive of deferred tax assets and liabilities and debt classified as current			$48,338	$59,855
Long-term debt, including current maturities			$57,660	$58,737
Stockholders' equity			$55,293	$68,585
Capital expenditures			$9,366	$13,876

KATY INDUSTRIES, INC. RECONCILIATIONS OF GAAP RESULTS
TO RESULTS EXCLUDING CERTAIN UNUSUAL ITEMS - UNAUDITED
(In thousands, except percentages and per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Reconciliation of net loss to net loss, as adjusted
Net loss	$(3,796)	$(33,933)	$(13,157)	$(36,121)
Unusual items:
Impairments of long-lived assets	2,112	30,831	2,112	30,831
Stock option expense (non-cash)	-	-	1,953	-
Severance, restructuring and related charges	198	1,549	1,090	3,505
Equity in income of equity method investment	(600)	-	(600)	-
Gain on sale of real estate	-	-	-	(549)
Costs associated with abandoned financing (included in other, net)	-	53	-	488
Net write-off of amounts related to divested businesses (included in
other, net)	-	845	-	814
Adjustment to reflect a more normalized effective tax rate excluding
unusual items	(1,231)	(206)	(4,155)	940
Net loss, as adjusted	$(3,317)	$(861)	$(12,757)	$(92)

Net loss, as adjusted per share - basic and diluted:
Net loss per share	$(0.48)	$(4.29)	$(1.66)	$(4.58)
Unusual items per share	0.22	4.21	0.57	4.45
Adjustment to reflect a more normalized effective tax rate excluding
unusual items per share	(0.16)	(0.03)	(0.52)	0.12
Net loss, as adjusted per share	$(0.42)	$(0.11)	$(1.61)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	7,950	7,909	7,949	7,883

Operating income (loss), as adjusted:

Operating loss	$(1,976)	$(32,811)	$(6,681)	$(30,307)
Impairments of long-lived assets	2,112	30,831	2,112	30,831
Stock option expense (non-cash)	-	-	1,953	-
Severance, restructuring and related charges	198	1,549	1,090	3,505
Gain on sale of real estate	-	-	-	(549)
Operating income (loss), as adjusted:	$334	$(431)	$(1,526)	$3,480
Operating income (loss), as adjusted, as a % of sales	0.3%	-0.4%	-0.3%	0.8%

KATY INDUSTRIES, INC. SEGMENT INFORMATION - UNAUDITED
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net sales:
Maintenance Products Group	$58,520	$66,444	$247,875	$278,888
Electrical Products Group	62,397	55,355	207,322	178,754
	$120,917	$121,799	$455,197	$457,642

Operating (loss) income, as adjusted:
Maintenance Products Group	$(3,128)	$(4,109)	$(8,148)	$(2,988)
Electrical Products Group	7,270	5,930	17,433	16,809
Unallocated corporate expense	(3,808)	(2,252)	(10,811)	(10,341)
	$334	$(431)	$(1,526)	$3,480

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	December 31,
Current assets:	2005	2004
Cash and cash equivalents	$8,421	$8,525
Accounts receivable, net	63,612	66,689
Inventories, net	62,799	65,674
Other current assets	3,600	4,233
Total current assets	138,432	145,121

Other assets:
Goodwill	665	2,239
Intangibles, net	6,946	7,428
Other	8,643	9,946
Total other assets	16,254	19,613

Property and equipment	156,257	148,259
Less: accumulated depreciation	(98,260)	(88,529)
Property and equipment, net	57,997	59,730

Total assets	$212,683	$224,464

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$47,449	$39,079
Accrued expenses	41,784	45,208
Current maturities of long-term debt	2,857	2,857
Revolving credit agreement	41,946	40,166
Total current liabilities	134,036	127,310

Long-term debt, less current maturities	12,857	15,714
Other liabilities	10,497	12,855
Total liabilities	157,390	155,879

Stockholders' equity
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,016	25,111
Accumulated other comprehensive income	3,158	4,564
Accumulated deficit	(70,415)	(57,258)
Treasury stock	(22,544)	(21,910)
Total stockholders' equity	55,293	68,585

Total liabilities and stockholders' equity	$212,683	$224,464

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)
	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(13,157)	$(36,121)
Depreciation and amortization	11,046	14,266
Impairment of long-lived assets	2,112	30,831
Write-off and amortization of debt issuance costs	1,122	1,076
Gain on sale of assets	(316)	(278)
Stock compensation expense	1,953	-
Deferred income taxes	240	(1,228)
Equity in income of equity method investment	(600)	-
Other non-cash	(192)	-
	2,208	8,546
Changes in operating assets and liabilities:
Accounts receivable	2,663	(177)
Inventories	2,842	(11,146)
Other assets	251	(1,313)
Accounts payable	8,821	918
Accrued expenses	(3,801)	(1,662)
Other, net	(2,394)	(3,137)
	8,382	(16,517)

Net cash provided by (used in) operating activities	10,590	(7,971)

Cash flows from investing activities:
Capital expenditures	(9,366)	(13,876)
Acquisition of subsidiary, net of cash acquired	(1,115)	-
Collections of notes receivable from sales of subsidiaries	106	43
Proceeds from sale of assets	981	5,778
Net cash used in investing activities	(9,394)	(8,055)

Cash flows from financing activities:
Net borrowings on revolving loans	1,450	4,037
Proceeds of term loans	-	18,152
Repayments of term loans	(2,857)	(3,244)
Direct costs associated with debt facilities	(151)	(1,485)
Repurchases of common stock	(7)	(75)
Proceeds from the exercise of stock options	-	304
Net cash (used in) provided by financing activities	(1,565)	17,689

Effect of exchange rate changes on cash and cash equivalents	265	114
Net increase in cash and cash equivalents	(104)	1,777
Cash and cash equivalents, beginning of period	8,525	6,748
Cash and cash equivalents, end of period	$8,421	$8,525

Reconciliation of free cash flow to GAAP Results:

Net cash provided by (used in) operating activities	$10,590	$(7,971)
Capital expenditures	(9,366)	(13,876)
Free cash flow	$1,224	$(21,847)